EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Intellon Corporation Third Amended and Restated 2000 Employee Incentive Plan, Intellon Corporation Director Stock Plan, Intellon Corporation 2007 Equity Incentive Plan and the Intellon Corporation 2007 Employee Stock Purchase Plan of our report dated March 11, 2009, with respect to the consolidated financial statements of Intellon Corporation and the effectiveness of internal control over financial reporting of Intellon Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountant

Jacksonville, Florida

March 11, 2009